Exhibit 4.3

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED REGSITRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 22nd day of July, 2014, but effective as of the consummation of the IPO (as defined below), by and among Macrocure Ltd., an Israeli company (the “Company”), and the holders of the Company’s securities who are listed on Schedule A hereto (the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company and certain of the Investors were parties to that certain Registration Rights Agreement, dated as of March 30, 2011 (the “Original Registration Rights Agreement”), which was amended and restated pursuant to that certain First Amended and Restated Registration Rights Agreement, dated as of May 3, 2012 (the “Previous Registration Rights Agreement”);

WHEREAS, Section 15.6 of the Previous Registration Rights Agreement provides that the Previous Registration Rights Agreement may be amended with the written consent of the Company and the Preferred Majority Holders (as such term is defined in the Previous Registration Rights Agreement), and the Investors party hereto include the Preferred Majority Holders;

WHEREAS, the Company currently anticipates effecting an initial public offering of its Ordinary Shares (as defined in Section 1 below) in the United States (the “IPO”), and the listing of the Ordinary Shares on the NASDAQ Stock Market (the “Listing”); and

WHEREAS, in connection with the IPO and the Listing, the Company and the Investors wish to terminate the Previous Registration Rights Agreement and replace it in its entirety with the agreements and covenants set forth herein.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.	Definitions. For purposes of this Agreement:

1.1	The term “Act” means the United States Securities Act of 1933, as amended.

1.2	The term “Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person at any time during the period for which the determination of affiliation is being made. With respect to Viola and Vaizra, an Affiliate shall also mean any of such party's co-investors, limited partners, general partners or the limited or general partners of such limited or general partners, or entities that manage or co-manage, or are managed or whose account is managed by, directly or indirectly, by Viola and Vaizra, as applicable, or such Affiliate or any of their respective limited partners, business partners, general partners or the limited or general partners of such limited or general partners or management Person. With respect to each of Vaizra, Kuf Dalet, Lender and/or JGPY, an Affiliate shall also mean each of Vaizra, Kuf Dalet, Lender and/or JGPY.

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1.3	The term “Business Day” means any day that is not Friday, Saturday or Sunday or any other day on which banks in the City of New York or the State of Israel are permitted or required to be closed.

1.4	The term “Control” means the holding of at least 50.1% of the voting power of a corporation or other entity, or the right to appoint more than half of the directors, managers or members of the other management body of an entity.

1.5	The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6	The term “Holder” means any person owning Registrable Securities or any assignee thereof in accordance with Section 10 hereof.

1.7	The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares registered under the Act or the equivalent law of another jurisdiction. For purposes of clarity, the IPO (as defined in the above Recitals to this Agreement), upon consummation, shall constitute the Initial Offering.

1.8	The term “JGPY” means Jerusalem Global Pele Yo’etz Ltd.

1.9	The term “Kuf Dalet” means Kuf Dalet (104) Ltd.

1.10	The term “Lender” means Yitzhak (Viatcheslav) Mirilashvili.

1.11	The term “1934 Act” means the United States Securities Exchange Act of 1934, as amended.

1.12	The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.13	The term “Ordinary Shares” means the Company’s ordinary shares having a nominal value of NIS 0.01 per share.

1.14	The term “Original Agreement Date” means March 30, 2011.

1.15	The term “Permitted Transferees” means (a) a transferee by operation of law; (b) in the case of a Holder who is a natural person, (i) an entity that is wholly owned by such Holder and (ii) the spouse or children (including adopted children) of such Holder; (c) a trust that does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the Holder and no power or control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such Holder; (d) a Person who is an Affiliate of the transferor; (e) without derogating from the aforesaid, if such Holder is a limited or general partnership or a limited liability company or a corporation, its partners, members, Affiliates, or affiliated partnerships managed by the same management company or managing (general) partner or by an entity that is Affiliated with such management company or managing (general) partner and any fund (or shareholder or partner of any such fund), or any beneficiary of a trust or an account or arrangement, managed by such Holder or by the general partner or managing entity of such Holder or by an Affiliate thereof; (f) the Company, with respect to (i) repurchase of Registrable Securities at par value or for no consideration from a Holder, or (ii) repurchase pursuant to an agreement that was approved by the Board of Directors of the Company or upon termination of service or employment at cost, or (g) any Person for whom a Holder holds Registrable Securities in trust; provided however, that in any of the foregoing events (other than clause (f)), the Permitted Transferee shall have first assumed in writing, a copy of which shall have been delivered to the Company, all of the transferring Holder's obligations under this Agreement.
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1.16	The term “Person” means an individual, corporation, partnership, joint venture, limited liability company, trust, any other corporate entity and any unincorporated association or organization.

1.17	The term “Preferred A Shares” means the Company’s Series A Preferred Shares having a nominal value of NIS 0.01 per share.

1.18	The term “Preferred Majority Holders” has the meaning set forth in the Articles of Association of the Company, as they may be amended or replaced from time to time (the “Articles”).

1.19	The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of Preferred A Shares of the Company, (ii) all Ordinary Shares that any Investor (or its Permitted Transferee) may have purchased since the Original Agreement Date or may hereafter purchase pursuant to its preemptive rights, rights of first offer, anti-dilution protection, or otherwise in respect of (x) Preferred A Shares or (y) Ordinary Shares issued or issuable upon conversion of Preferred A Shares, (iii) any Ordinary Shares issuable upon exercise of warrants to purchase Preferred A Shares that become exercisable for Ordinary Shares instead due to the effectiveness of an automatic conversion of all outstanding Preferred A Shares into Ordinary Shares under the Articles (as in effect as of the time of such conversion), (iv) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and (iii) above, (v) the Ordinary Shares issuable upon exercise of the Warrant to purchase 9,560 Ordinary Shares issued by the Company to the Lender on July 10, 2014 and (vi) any Ordinary Shares purchased by a Holder from the underwriters through a “directed share program” or other purchase from the underwriters in the Initial Offering (but not Ordinary Shares purchased by a holder in the market following consummation of the Initial Offering). The number of “Registrable Securities” outstanding shall be determined by adding the number of currently outstanding Ordinary Shares that constitute Registrable Securities to the number of Ordinary Shares that, when issued pursuant to the exercise or conversion of then exercisable or convertible securities, would constitute Registrable Securities. Notwithstanding the foregoing, Ordinary Shares shall cease to be “Registrable Securities” upon the earliest to occur of the following: (x) five (5) years following the consummation of the Initial Offering, (y) as to any Holder, such time at which such Holder (together with any Affiliates of the Holder with whom such Holder must aggregate its sales under Rule 144 promulgated under the Act) is able to sell all Registrable Securities within any three (3) month period and (z) upon sale by a Holder in a transaction in which such Holder’s rights under this Agreement are not assigned in accordance with the provisions of Section 11.
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1.20	The term “SEC” means the United States Securities and Exchange Commission.

1.21	The term “Vaizra” means Vaizra Ventures Ltd., Kuf Dalet, the Lender and/or JGPY and/or any of their Permitted Transferees.

1.22	The term “Viola” means Viola Private Equity I, L.P. and any of its Permitted Transferees.

2.	Demand Registration.

2.1	Subject to the conditions of this Section 2, if at any time that is after the effective date of the Initial Offering, but subject to the terms of any “lock-up agreement” entered into by a Holder with an underwriter of the Initial Offering (unless waived by such underwriter), the Company shall receive a written request (a “Form F-1 Request Notice”) from the Holders holding at least 50% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities pursuant to this Section 2, then the Company shall, within twenty (20) days of the receipt of such Form F-1 Request Notice, give written notice of such request to all Holders, and subject to the limitations of this Section 2, use best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1.

2.2	If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwritten public offering, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Section 2.1. In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten public offering and the inclusion of such Holder’s Registrable Securities in the underwritten public offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the Company shall include in such registration, (i) first, the Registrable Securities requested to be included therein by the Holders requesting such registration (the securities so included to be allocated between the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders), (ii) second, shares which the Company may wish to register for its own account, and (iii) third, other securities requested and entitled to be included in such registration provided, however, that in any event all Registrable Securities must be included in such registration prior to any other securities of the Company. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwritten public offering shall be withdrawn from the registration.
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2.3	The Company shall not be required to effect a registration pursuant to this Section 2:

(a)	in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; it being understood that if the Company has registered its securities in a certain state in the United States in which a registration is required by the Holders pursuant to this Section 2– it will not be able to excuse itself from the demand request based on this exclusion; or

(b)	after the Company has effected three (3) registrations pursuant to this Section 2, and such registrations have been declared or ordered effective; or

(c)	if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(d)	within a period of one hundred eighty (180) days following the effective date of a previous registration; or

(e)	such registration could be effected on Form F-3.

2.4	For purposes of Section 2, the Initiating Holders shall be entitled to determine that a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter's cutback provisions in Section 2.2, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included, provided that during the term of this Agreement, the Initiating Holders shall only be entitled to make a determination under this Section 2.4 two (2) times.

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3.	Company or “Piggyback” Registration.

3.1	Piggyback into Underwritten Offering. If (but without any obligation to do so) at any time after the effective date of the Initial Offering, but subject to the terms of any “lock-up agreement” entered into by a Holder with an underwriter for the Initial Offering (unless waived by such underwriter), the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Act) (a “WKSI”), proposes to file (i) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (ii) a registration statement other than a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Act, in either case, for the sale of Ordinary Shares for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than twenty-five (25) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Act (if no preliminary prospectus supplement is used) or (c) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice (a “Piggyback Notice”) shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Each such Holder shall then have twenty (20) days after receiving such notice to request in writing to the Company inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Holder shall have two (2) Business Days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use best efforts to effect the registration in any registration statement of any of the Holders’ Registrable Securities requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Underwritten Offering as to which such withdrawal was made.

3.2	Piggyback into Shelf Registration. If the Company does not qualify as a WKSI, (i) the Company shall give each Holder at least twenty-five (25) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received by the Company within twenty (20) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 3.1 unless such Holder provided such notice to the Company pursuant to this Section 3.2 and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company at least seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use best efforts to effect the registration of any of the Holders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request, provided that (a) the Company is actively employing its best efforts to effect such Piggy-Back Underwritten Offering; and (b) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12) month period.
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3.3	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration or the completion of such offering, whether or not any Holder has elected to include Registrable Securities in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 8 hereof.

3.4	Underwriting Requirements. In connection with any underwritten public offering of shares of the Company’s share capital under this Section 3, the Company shall not be required under this Section 3 to include any of the Holders’ securities in such offering unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company based on marketing factors. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is allowed based on marketing factors, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering and the Company shall include in such registration, (i) first, shares which the Company may wish to register for its own account, (ii) second, the Registrable Securities requested to be included therein by the Holders (the securities so included to be allocated between the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders) and (iii) third, other securities requested to be included in such registration. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
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3.5	Subject to Section 12 below, there shall be no limit on the number of times that a Holder may request registration of Registrable Securities under this Section 3, and registrations effected pursuant to this Section 3 shall not be counted as requests for registration effected pursuant to Section 2.

4.	Form F-3 Registration.

4.1	In case the Company shall receive from the Initiating Holders a written request or requests (each, a “Form F-3 Request Notice”) that the Company effect a registration on Form F-3, at a time when the Company is eligible to register securities for a secondary offering by its stockholders on the SEC’s Form F-3 (or any successor form to Form F-3, regardless of its designation), the Company shall within ten (10) days after receipt of any such request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company. All written requests from any Holder or Holders to effect a registration on Form F-3 pursuant to this Section 4 shall indicate whether such Holder(s) intend to effect the offering promptly following effectiveness of the registration statement or whether, pursuant to this Section 4, they intend for the registration statement to remain effective so that they may effect the offering on a delayed basis (a “Shelf Request”).

4.2	In the event a Form F-3 is filed pursuant to a Shelf Request, upon a written request (a “Form F-3 Demand Notice”) from any Holder or Holders that are entitled to sell securities pursuant to such Form F-3 without filing a post-effective amendment that the Company effect an offering with respect to Registrable Securities (a “Takedown”), the Company will, as soon as practicable, (x) deliver a notice relating to the proposed Takedown to all other Holders who are named or are entitled to be named as a selling shareholder in such Form F-3 without filing a post-effective amendment thereto and (y) promptly (and in any event not later than twenty (20) days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the initiating Holders’ Registrable Securities as are specified in such Form F-3 Demand Notice together with the other Registrable Securities requested to be included in such Takedown by any other Holders who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company.
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4.3	Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to a Form F-3 Request Notice under Section 4.1 or to file a prospectus supplement pursuant to a Form F-3 Demand Notice for a Takedown under Section 4.2 (as applicable):

(a)	if Form F-3 is not available for such offering by the Holders;

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration or such Takedown (as applicable), propose to sell Registrable Securities and such other securities (if any) at an anticipated aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(c)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form F-3 for the Holders pursuant to Section 4.1 or two Takedowns under Section 4.2 (as applicable); or

(d)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; it being understood that if the Company has registered its securities in a certain state in the United States in which a registration is required pursuant to this Section 4 – it will not be able to excuse itself from the request based on this exclusion.

4.4	Subject to the foregoing, the Company shall file a registration statement or prospectus supplement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 4 shall not be counted as requests for registration effected pursuant to Section 2 and there shall be no limit on such requests.

5.	Obligations of the Company.

Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

5.1	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best commercial efforts to cause such registration statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to (i) one hundred eighty (180) days, (ii) in the event of a Form F-3 registration, for a period of up to two hundred and seventy (270) days or, (iii) in either case, if earlier, until the distribution contemplated in the Registration Statement has been completed;
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5.2	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

5.3	furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

5.4	use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

5.5	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

5.6	notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

5.7	cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

5.8	provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

5.9	furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

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6.	Deferral or Suspension. Notwithstanding the provisions of Sections 2 through 5, if the Company shall furnish to Holders requesting the filing of a registration statement or the undertaking of an offering a certificate signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed or offering to be undertaken, for instance, as it would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to defer the filing of a registration statement or suspend the use of a registration statement; provided, however, that in any twelve (12) month period, the Company may utilize this right (a) not more than once, and (b) for a period of not more than ninety (90) days.

7.	Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably requested in writing by the Company and as shall be required in accordance with applicable law to effect the registration of such Holder’s Registrable Securities, and with respect to any underwritten registration hereunder that such Holder completes and executes all questionnaires and powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements to which such Holder is subject to in accordance with the terms hereof.

8.	Expenses of Registration. Except for underwriting discounts and commissions (which shall be borne by the Holders pro rata based upon the number of Registrable Securities that are included in the registration) all expenses incurred in connection with registrations, filings or qualifications pursuant to Sections 2, 3 and 4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 or Section 4 if the registration request is subsequently withdrawn at the request of the Holders holding a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 2, the Holders holding a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, or if such withdrawal is based on the advice of the managing underwriter due to an adverse change in the condition, business, or prospects of the Company, in each case the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2 or 4 (e.g. such registrations shall not be counted on account of demand registration).
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9.	Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

9.1	To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and shareholders of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (a “Holder Indemnitee”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any disclosure package filed with the SEC, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder Indemnitee promptly upon demand for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to a Holder Indemnitee for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by such Holder Indemnitee; provided further, however, that the foregoing indemnity agreement insofar as they relate to any preliminary prospectus shall not inure to the benefit of any Holder Indemnitee, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder Indemnitee, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnitee.
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9.2	To the extent permitted by law, each selling Holder will severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 9.2, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further that in no event shall any indemnity under this subsection 9.2 exceed the net proceeds from the offering received by such Holder.

9.3	Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action) involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8 but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of this Section 8 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party's intention to employ separate counsel, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party a release from all liability in respect to such claim or litigation.
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9.4	If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, subject to the limitation set forth in this Section 9.4, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. Notwithstanding anything to the contrary contained herein, in no event shall the contribution obligation of any Holder set forth in this Section 9.4 exceed the net proceeds from the offering of Registrable Securities received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

9.5	Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

9.6	The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

10.	Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (“SEC Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

10.1	make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

10.2	file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
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10.3	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Company’s Initial Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

11.	Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations and together with the transfer of the related Registrable Securities) (which transfer shall comply with all relevant restrictions on transfer of securities of the Company under applicable law) by a Holder to any transferee (including a Permitted Transferee) acquiring or receiving some or all of the Registrable Securities held by a Holder from such Holder; provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned; (b) such transferee agrees in writing, in a form reasonably satisfactory to the Company, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 12 below.

12.	“Market Stand-Off” Agreement. (a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter, not to exceed one hundred eighty (180) days thereafter, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired by the Holder during the 180 day period), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 12 shall only apply to the Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to the underwriting agreement for the Initial Offering, and shall be applicable to the Holders if all officers and directors, and shareholders of the Company holding more than one percent (1%) of the Company’s then existing fully diluted share capital, enter into similar agreements. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the offering to the public (including without limitation, the Initial Offering) that are consistent with this Section 12 or that are necessary to give further effect thereto. The underwriters are intended third party beneficiaries of this Section 12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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(b)	In order to enforce the foregoing restrictions under this Section 12, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restrictions) until the end of any such 180 day period. In addition to the foregoing, no Holder that would be required to sign an agreement restricting its ability to transfer securities pursuant to this Section 12 shall distribute securities to its shareholders, partners or members after receipt of a Piggyback Notice or a notice from the Company of its receipt of a Form F-1 Request Notice from Initiating Holders until such time as such Holder has signed such a “market stand-off” agreement required pursuant hereto.

13.	Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Preferred Majority Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration filed under this Agreement hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included and shall be subordinated to the rights of any Holder hereunder.

14.	Foreign Offerings. The provisions of this Agreement shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.

15.	Miscellaneous.

15.1	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.2	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Israel as applied to agreements among Israeli residents entered into and to be performed entirely within the State of Israel, except that all matters governed by or relating to the federal securities laws of the United States of America shall be interpreted in accordance with such laws. Any dispute arising under or in relation to this Agreement shall be resolved by the competent courts in Tel Aviv –Yafo, Israel, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

15.3	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.4	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
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15.5	Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally, by courier, by facsimile, electronic mail or by registered or certified mail, postage prepaid, addressed (i) in the case of the Company, to its principal office; (ii) in the case of any Investor that is an original party to this Agreement at the address of such Investor as set forth in the records of the Company or such other address for such Investor as shall be designated in writing from time to time to such Investor; and, (iii) in the case of any Permitted Transferee of a party to this Agreement or any other transferee of Registrable Securities to whom registration rights are assigned pursuant to Section 11, to such Permitted Transferee or other transferee at its address as designated in writing by such Permitted Transferee or other transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) days after deposit in registered or certified mail, return receipt requested. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent. Notices sent by facsimile or email shall be deemed received on the first Business Day following transmission and electronic confirmation of receipt.

15.6	Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Preferred Majority Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investors, their future transferees and the Company. Notwithstanding the foregoing, to the extent any amendment to this Agreement adversely affects the rights of a specific Holder hereunder in a manner which discriminates such Holder against other Holders (taking into account existing differences, including without limitation, in number of Registrable Securities and/or class thereof), such amendment shall require the written approval of such Holder. For the avoidance of doubt, the following amendments shall not be deemed to adversely affect a specific Holder: (i) amendments setting minimum holding thresholds for rights under this Agreement, (ii) amendments to add a new series of preferred shares of the Company to the definitions of Holder, Preferred Shares, Registrable Securities and/or Investors.

15.7	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.8	Aggregation of Shares. All Registrable Securities held or acquired by Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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In Witness Whereof, the parties hereto have caused this Second Amended and Restated Registration Rights Agreement to be duly executed on the day and year first above written:

/s/ Shai Lankry
Macrocure Ltd.		Viola Private Equity I, L.P.
By:	Shai Lankry	By:
Title:	Chief Financial Officer	Title:

/s/ Zeev Holender		/s/ Tomer Kariv
Vaizra Ventures Ltd.		Pontifax (Cayman) II L.P.
By:	Zeev Holender	By:	Tomer Kariv
Title:	Diector	Title:

/s/ Tomer Kariv		/s/ Tomer Kariv
Pontifax (Israel) II – Individual Investors L.P.		Pontifax (Israel) II L.P.
By:	Tomer Kariv	By:	Tomer Kariv
Title:		Title:

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Schedule A

INVESTORS

1.	Vaizra Ventures Ltd.

2.	Kuf Dalet (104) Ltd.

3.	Yitzhak (Viatcheslav) Mirilashvili

4.	Viola Private Equity I, L.P.

5.	Pontifax (Israel) II - Individual Investors L.P.

6.	Pontifax (Israel) II L.P.

7.	Pontifax (Cayman) II L.P.

8.	Plan B Ventures I, LLC

9.	Docor International B.V.

10.	Biosec Limited

11.	Yitzhak Goldman

12.	Yair Aloni

13.	Michael Sela

14.	Uriel Arnon

15.	Dov Shafir

16.	Yariv Gilat

17.	H.M.L.K Financial Consulting Services Ltd.

18.	EleganTree Ltd.

19.	Yossef Tzvi Circus

20.	Daniel Reich